Exhibit 99.1




Press Release                                  For Immediate Release
                                               Contact:
                                                 Robert W. White,
                                                 Chairman, President and CEO
                                                   or
                                                 Jack Sandoski,
                                                 Senior Vice President and CFO
                                                 (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES 70.8% INCREASE IN NET
INCOME FOR THE FIRST QUARTER OF 2005

Jenkintown, PA (April 29, 2005) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the recently formed "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.4 million for the quarter ended March 31, 2005, representing an increase of 70.8% over the comparable 2004 period. Earnings per share on the Company's 15,870,000 outstanding common shares (of which 7,141,500 shares were sold to the public in the Company's initial public offering in December 2004) was $0.09 for the quarter ended March 31, 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We successfully completed our first full calendar quarter as a public company, with our earnings significantly increasing from the first quarter of 2004.
The capital that we raised in the initial public offering has been conservatively invested in instruments that yield a market rate until we can deploy it into loans. Our loan demand has been strong as we originated over $65 million in new loans during the first quarter of 2005, almost double the originations for the same period last year. As part of our long-term strategic plan to leverage our capital through retail deposit and loan growth, we anticipate opening a new branch in Warrington, Bucks County, Pennsylvania in the second half of 2005. Planning is also under way for two additional branches which are projected to open within the next twelve months."

Net interest income for the quarter ended March 31, 2005 increased $1.0 million or 25.1% to $5.0 million compared to $4.0 million for the quarter ended March 31, 2004. Interest income increased $1.6 million for the first quarter of 2005 when compared to the prior year comparable period due to increases in the average balances of all categories of interest-earning assets, with the largest increases occurring in the average balances of loans and mortgage-backed securities. The increases in these average balances were accompanied by increases in the average yields of all categories of interest-earning assets as well. The increase in interest income was somewhat offset by a $588,000 or 17.5% increase in interest expense. The increase in interest expense for the first quarter of 2005 when compared to the same period in the prior year resulted mainly from increases in the average balances of deposits and FHLB advances as well as increases in the average rates paid on deposits and other borrowings. Our net interest margin increased to 2.78% at March 31, 2005 compared to 2.73% at March 31, 2004.


We made no provision for loan losses in the first quarter of 2005 compared to a provision of $45,000 in the first quarter of 2004. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. At March 31, 2005 we had $281,000 of non-performing assets and our allowance for loan losses amounted to $1.4 million. Our non-performing loans as a percentage of total loans receivable was 0.07% at March 31, 2005, 0.05% at December 31, 2004 and 0.10% at March 31, 2004. For the quarter ended March 31, 2005 our net loan charge-offs amounted to $15,000. For the quarter ended March 31, 2004 we had net recoveries of $2,000.

Our total non-interest income amounted to $579,000 for the three-months ended March 31, 2005 compared to $272,000 for the three-months ended March 31, 2004. The increase was due primarily to a $14,000 gain on derivative instruments for the first quarter of 2005 compared to a loss of $278,000 for the first quarter of 2004. Service charge income, rental income and other non-interest income remained relatively consistent during the first quarter of 2005 when compared to the first quarter of 2004.

Our total non-interest expense for the quarter ended March 31, 2005 amounted to $3.5 million, representing an increase of $535,000 or 18.1% from the quarter ended March 31, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of depreciation expense which decreased slightly. Salaries and employee benefits expense, the largest component of non-interest expense, increased $180,000 or 11.1% in the first quarter of 2005 when compared to the first quarter of 2004. This increase was due to additional expenses relating to new employee benefit plans that began in 2005, as well as to normal merit increases in salaries. Our advertising and promotions expense increased approximately $20,000 or 28.4% as a result of additional promotions related to our reorganization to the mutual holding company form. Other non-interest expense increased approximately $120,000 or 25.0% due in large part to increased audit and professional fees as the result of becoming a public reporting entity.

Income tax expense for the quarter ended March 31, 2005 amounted to $638,000 compared to $410,000 for the quarter ended March 31, 2004. The increase in income tax expense was due to the increase in our pre-tax income, partially offset by a decrease in our effective tax rate. Our effective tax rate decreased to 31.1% for the first quarter of 2005 from 33.2% for the first quarter of 2004, primarily as a result of increased investment in tax-exempt municipal securities and bank owned life insurance.

The Company's total assets increased $30.2 million, or 4.2%, to $748.1 million at March 31, 2005 compared to $718.0 million at December 31, 2004. During the first quarter of 2005, the Company purchased $15.0 million of bank owned life insurance ("BOLI"), which is reflected in the Company's balance sheet at its cash surrender value. The BOLI is intended to fund various benefit programs of the Company. Our mortgage-backed securities, both held-to-maturity and available-for-sale, increased by an aggregate of $11.6 million or 7.0% to an aggregate of $176.3 million at March 31, 2005 compared to an aggregate of $164.7 million at December 31, 2004. During the first quarter of 2005, purchases of $23.2 million in the aggregate were partially offset by $9.1 million in payments and repayments of our held-to-maturity and available-for-sale mortgage-backed securities. Our net loans receivable remained relatively consistent, increasing $2.7 million or 0.7% to $415.3 million at March 31, 2005 compared to $412.7 million at December 31, 2004.

The $16.7 million or 4.1% increase in deposits from December 31, 2004 to March 31, 2005 resulted from a $31.5 million increase in checking accounts and a $20.7 million increase in

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certificates of deposit, which were partially offset by a $36.7 million decrease in savings and money market accounts. Our advances from the Federal Home Loan Bank ("FHLB") increased $9.7 million or 5.7% during the first quarter of 2005 to $180.4 million at March 31, 2005 compared to $170.7 million at December 31, 2004. We utilize advances from the FHLB as an alternative to retail deposits to fund operations and additional asset growth. The $5.9 million increase in other borrowed money to $18.8 million at March 31, 2005 compared to $12.9 million at December 31, 2004 reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity decreased $4.0 million to $119.1 million at March 31, 2005 compared to $123.1 million at December 31, 2004. The decrease was primarily due to the purchase of 318,500 shares of the Company's common stock for an aggregate of $4.2 million by the Bank's Employee Stock Ownership Plan ("ESOP"), partially offset by a commitment to release approximately 9,500 unallocated ESOP shares for an aggregate cost of approximately $126,000. Additionally, accumulated other comprehensive loss increased $1.4 million. These decreases to stockholders' equity were partially offset by a $1.4 million increase in retained earnings resulting from first quarter net income.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of March 31, 2005, Abington Community Bancorp had $748.1 million in total assets, $422.0 million in deposits and $118.9 million in stockholders' equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Community Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


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ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
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
                                                                  March 31, 2005      December 31, 2004
                                                                  -------------------------------------
ASSETS

Cash and due from banks                                          $   16,962,483       $   24,867,784
Interest-bearing bank balances                                       13,135,718            8,428,048
                                                                 --------------       --------------
      Total cash and cash equivalents                                30,098,201           33,295,832
Investment securities held to maturity (estimated fair
  value-2005, $10,182,007; 2004, $10,336,485)                        10,219,050           10,219,764
Investment securities available for sale (amortized cost-
  2005, $80,869,352; 2004, $77,348,884)                              78,792,326           76,163,951
Mortgage-backed securities held to maturity (estimated fair
  value-2005, $82,653,560; 2004, $81,322,041)                        83,929,985           81,703,737
Mortgage-backed securities available for sale (amortized cost-
  2005, $93,841,656; 2004, $83,300,963)                              92,405,793           83,027,943
Loans receivable, net of allowance for loan loss
   (2005, $1,397,411; 2004, $1,412,697)                             415,342,202          412,655,664
Accrued interest receivable                                           3,006,552            2,710,162
Federal Home Loan Bank stock-at cost                                 10,090,300           10,450,100
Cash surrender value - bank owned life insurance                     15,002,465                  -
Property and equipment, net                                           5,457,986            5,533,085
Deferred tax asset                                                    2,088,388            1,313,068
Prepaid expenses and other assets                                     1,696,877              905,074
                                                                 --------------       --------------
TOTAL ASSETS                                                     $  748,130,125       $  717,978,380
                                                                 ==============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                          $   38,735,552       $   37,596,228
    Interest-bearing                                                383,252,143          367,693,829
                                                                 --------------       --------------
      Total deposits                                                421,987,695          405,290,057
  Advances from Federal Home Loan Bank                              180,367,480          170,666,374
  Other borrowed money                                               18,763,558           12,865,521
  Accrued interest payable                                            1,759,249              910,040
  Advances from borrowers for taxes and insurance                     2,260,644            2,047,151
  Accounts payable and accrued expenses                               3,925,405            3,144,536
                                                                 --------------       --------------
           Total liabilities                                        629,064,031          594,923,679
                                                                 --------------       --------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                             -                    -
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    issued and outstanding: 15,870,000 in 2005 and 2004                 158,700              158,700
  Additional paid-in capital                                         69,096,866           69,096,936
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                             (6,089,299)          (2,046,137)
    Deferred compensation plans trust                                (1,074,200)          (1,074,200)
  Retained earnings                                                  59,292,535           57,881,651
  Accumulated other comprehensive loss                               (2,318,508)            (962,249)
                                                                 --------------       --------------
           Total stockholders' equity                               119,066,094          123,054,701
                                                                 --------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  748,130,125       $  717,978,380
                                                                 ==============       ==============


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ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
------------------------------------------------------------------------------

                                                              Quarter Ended March 31,
                                                            ------------------------------
                                                              2005               2004
                                                            ------------------------------
INTEREST INCOME:
  Interest on loans                                         $ 6,278,624       $  5,444,626
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                                 2,516,589          1,876,702
      Tax-exempt                                                111,345              1,755
        Total Interest and dividends on investment and
          mortgage-backed securities                          2,627,934          1,878,457
                                                            -----------       ------------

           Total interest income                              8,906,558          7,323,083

INTEREST EXPENSE:
  Interest on deposits                                        1,969,324          1,524,017
  Interest on Federal Home Loan Bank advances                 1,904,501          1,829,276
  Interest on other borrowed money                               77,995             10,736
                                                            -----------       ------------
           Total interest expense                             3,951,820          3,364,029
                                                            -----------       ------------
NET INTEREST INCOME                                           4,954,738          3,959,054

PROVISION FOR LOAN LOSSES                                           -               45,000
                                                            -----------       ------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                   4,954,738          3,914,054
                                                            -----------       ------------
NON-INTEREST INCOME
  Service charges                                               436,035            433,791
  Rental income                                                  15,451             13,195
  Gain (loss) on derivative instruments, net                     14,175           (278,342)
  Other income                                                  113,828            103,309
                                                            -----------       ------------
           Total non-interest income                            579,489            271,953
                                                            -----------       ------------
NON-INTEREST EXPENSES
  Salaries and employee benefits                              1,800,435          1,620,339
  Net occupancy                                                 405,745            293,750
  Depreciation                                                  123,269            127,791
  Data processing                                               348,702            300,189
  ATM expense                                                    85,837             28,229
  Deposit insurance premium                                      29,096             28,128
  Advertising and promotions                                     92,084             71,697
  Other                                                         600,175            480,249
                                                            -----------       ------------
           Total non-interest expenses                        3,485,343          2,950,372
                                                            -----------       ------------
INCOME BEFORE INCOME TAXES                                    2,048,884          1,235,635
                                                            -----------       ------------
PROVISION FOR INCOME TAXES                                      638,000            409,675
                                                            -----------       ------------
NET INCOME                                                  $ 1,410,884       $    825,960
                                                            ===========       ============
BASIC EARNINGS PER COMMON SHARE                             $      0.09               n/a

DILUTED EARNINGS PER COMMON SHARE                           $      0.09               n/a

AVERAGE COMMON SHARES OUTSTANDING                            15,504,360               n/a




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ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
------------------------------------------------------------------------------
                                                  Quarter Ended March 31,
                                                  -----------------------
                                                      2005        2004
                                                  -----------------------

Selected Operating Ratios(1):
Average yield on interest-earning assets              5.00%       5.05%
Average rate on interest-bearing liabilities          2.74%       2.65%
Average interest rate spread(2)                       2.26%       2.40%
Net interest margin(2)                                2.78%       2.73%
Average interest-earning assets to average
  interest-bearing liabilities                      123.61%     114.36%
Net interest income after provision
  for loan losses to non-interest expense           142.18%     132.68%
Total non-interest expense to average assets          1.87%       1.96%
Efficiency ratio(3)                                  62.97%      69.72%
Return on average assets                              0.76%       0.55%
Return on average equity                              4.62%       6.12%
Average equity to average assets                     16.41%       8.95%

Asset Quality Ratios(4):
Non-performing loans as a percent of
  total loans receivable(5)                           0.07%       0.10%

Non-performing assets as a percent of
  total assets(5)                                     0.04%       0.06%

Allowance for loan losses as a percent of
  non-performing loans                              497.15%     424.58%

Net charge-offs (recoveries) to average
   loans receivable                                   0.00%       0.00%

Capital Ratios(6):
Tier 1 leverage ratio                                11.75%       9.05%
Tier 1 risk-based capital ratio                      19.83%      15.21%
Total risk-based capital ratio                       20.15%      15.63%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2005 and 2004, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.




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